MJ HARVEST, INC. S-1	Registration No. 333-234048

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

(Amendment No. 2)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MJ HARVEST, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

5090

(Primary Standard Industrial Classification Code Number)

82-3400471

(I.R.S. Employer Identification Number)

9205 West Russell Road, Suite 240, Las Vegas, NV 8913

954-519-3115

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

701 S. Carson Street, Suite 200

Carson City, NV 89701

888-724-9870

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Gary R. Henrie, Esq.

General Delivery

Alpine, Wyoming 83128

307-200-9415

From time to time after this registration statement becomes effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $0.0001 par value (Original)	2,614,413	$ 0.80	$ 2,091,530	$271.48
Common Stock $0.0001 par value (1st Amend)	46,193	$ 1.50	$ 69,290	$ 9.00
Total	2,660,606			$ 280.48

(1)                          The Registrant is registering for resale by the selling stockholders identified in the prospectus contained herein 2,660,606 shares of common stock (2,614.413 registered in the original filing and an additional 46,193 registered with this Amendment No. 1). Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions. Pursuant to Rule 416 of the Securities Act, as amended, this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend paid with respect to, the registered securities.

Estimated solely for purposes of calculating the registration fee under Rule 457 under the Securities Act, as amended. Our common stock is currently traded on the OTC Pink. The closing price of our stock on the OTC Pink market on October 1, 2019 was $0,80 per share. The Board has established a price of $1.50 per share as the fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTCBB, or the OTCQX or OTCQB tiers of OTC Markets, at which time the shares may be sold at prevailing market prices or privately negotiated prices.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

MJ Harvest, Inc. is filing this Amendment No. 2 to its Registration Statement on Form S-1 (File No. 333-234048) solely to check the Emerging growth company box on the facing page and to add an additional signature box for Brad Herr under Signatures. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II Item 16(a) to make necessary adjustments to the Exhibit Index, the signature page and the auditors consent to file as the only attached exhibit. The preliminary prospectus and Part II other than Item 16(a) has been omitted from this filing.

PART II

Item 16(a) Exhibits

EXHIBITS

3.1**	Articles of Incorporation of MJ Harvest, Inc.

3.2**	Amended Bylaws of MJ Harvest, Inc.

5.1**	Legal Opinion of Legal Counsel

10.1**	Independent Contractor Agreement with Patrick Bilton effective January 1, 2019

10.2**	Independent Contractor Agreement with Brad Herr effective January 1, 2019

10.3**	Securities Purchase Agreement by and between MJ Harvest, Inc. (fka EM Energy, Inc). and Original Ventures, Inc. dated November 7, 2017

10.4**	Securities Purchase Agreement by and between MJ Harvest, Inc. and Original Ventures, Inc. dated December 7, 2018

21.1**	Subsidiaries of Registrant

23.1*	Consent of DeCoria Maichel & Teague, P.S.

23.2**	Consent of Legal Counsel (included in Exhibit 5.1)

*        Included herewith.

**       As previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the locations indicated.

MJ HARVEST, INC.

/s/ Patrick Bilton 12/16/2019

By: Patrick Bilton Date

Its: Chief Executive Officer (Principal Executive Officer), Secretary and Director

Signed at West Palm Beach, Florida

/s/ Brad E. Herr 12/16/2019

By: Brad E. Herr Date

Its: Chief Financial Officer (Principal Financial Officer), and Chief Accounting Officer

Signed at Spokane, Washington

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Patrick Bilton 12/16/2019

By: Patrick Bilton Date

Its: Chief Executive Officer (Principal Executive Officer), Secretary, and Director

/s/ Brad E. Herr 12/16/2019

By: Brad E. Herr Date

Its: Chief Financial Officer (Principal Financial Officer), and Chief Accounting Officer

Signed at Spokane, Washington

/s/ David Tobias 12/16/2019

By: David Tobias, Director Date

/s/ Jerry Cornwell 12/16/2019

By: Jerry Cornwell, President and Director Date